IN THE UNITED STATES DISTRICT COURT
                        FOR THE DISTRICT OF CONNECTICUT
                           UNITED STATES OF AMERICA
                                  Plaintiff,
                          CIVIL ACTION NO. 591CV00078

                                      V.

                           EDO Corporation, Plessey
                            Incorporated, Vernitron
                         Corporation and Pitney Bowes,
                                     Inc.

                                  Defendants.

                                CONSENT DECREE

                               TABLE OF CONTENTS

                                                                          Page
I.           BACKGROUND                                                     1
II.          JURISDICTION                                                   4
III.         PARTIES TOUND                                                  5
IV.          DEFINITIONS                                                    6
V.           GENERAL PROVISIONS                                            14
VI.          PERFORMANCE OF THE WORK BY SETTLING DEFENDANTS                19
VII          U.S. EPA PERIODIC REVIEW TO ASSURE PROTECTION OF HUMAN
             HEALTH AND THE ENVIRONMENT                                    25
VIII.        ADDITIONAL WORK                                               26
IX.          QUALITY ASSURANCE; SAMPLING                                   28
X.           ACCESS AND INSTITUTIONAL CONTROLS                             29
XI.          REPORTING REQUIREMENTS                                        32
XII.         SUBMISSIONS REOUIRING AGENCY APPROVAL                         34
XIII.        REMEDIAL PROJECT MANAGER/PROJECT COORDINATORS                 35
XIV.         ASSURANCE OF ABILITY TO COMPLETE WORK                         36
XV.          TRUST FUND                                                    38
XVI.         CERTIFICATION OF COMPLETION OF WORK                           39
XVII.        ENDANGERMENT AND FUTURE RESPONSE                              40
XVIII.       REIMBURSEMENT OF RESPONSE COSTS                               42
XIX.         INDEMNIFICATION AND INSURANCE                                46
XX.          FORCE MAJEURE                                                 48
XXI.         DISPUTE RESOLUTION                                            50
XXII.        STIPULATED PENALTIES                                          54
XXIII.       COVENANTS NOT TO SUE BY PLAINTIFFS                            58

XXIV.        CONTRIBUTION PROTECTION                                       64
XXV.         COVENANTS BY DEFENDANTS; ASSIGNMENT OF CLAIMS                 65
XXVI.        ACCESS TO INFORMATION                                         66
XXVII.       RETENTION OF RECORDS                                          68
XXVIII.      NOTICES AND SUBMISSIONS                                       69
XXIX.        EFFECTIVE DATE                                                70
XXX.         RETENTION OF JURISDICTION                                     71
XXXI.        TERMINATION                                                   71
XXXII.       MODIFICATION                                                  72
XXXIII.      COMMUNITY RELATIONS                                           72
XXXIV.       LODGING AND OPPORTUNITY FOR PUBLIC COMMENT                    73
XXXV.        SIGNATORIES                                                   73

                              LIST OF APPENDICES

I.    Record of Decision - Second Operable Unit
II.   Statement of Work
III.  Site Maps
IV.   Settling Defendants

                                      I.

                                  BACKGROUND

The United States of America ("United States"), on behalf of the Administrator of the United States Environmental Protection Agency ("EPA"), filed a complaint in this matter pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section 9601 et seq., as amended (hereinafter "CERCLA");

EPA pursuant to Section 105 of CERCLA, 42 U.S.C. section 9605, placed the Kellogg-Deering Well Field Site in Norwalk, CT (the "Site") in 1984 on the National Priorities List, set forth at 40 C.F.R. Part 300, Appendix B, by publication in the Federal Register on September 21, 1984, 49 Fed. Reg. 37070;

Pursuant to Section 117(b) and (d) of CERCLA 42 U.S.C. section 9617(b) and (d), EPA provided public notice of its adoption of the remedial action plan for the first operable unit of the Kellogg-Deering Wellfield Site embodied in the form of the Record of Decision (ROD), including notice of the ROD's availability to the public;

EPA commenced in December, 1987, the Supplemental RI/FS for the second operable unit pursuant to 40 C.F.R. section 300.68;
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                                     -2 -

EPA completed the Supplemental RI for the second operable unit in July, 1989, and completed the Supplemental FS in July, 1989;

On July 26, 1989, pursuant to Section 117 of CERCLA, 42 U.S.C. section 9617, EPA published notice of the completion of the Supplemental FS and of the proposed plan for the second operable unit and provided opportunity for public comment between July 26 and August 25, 1989;

Certain persons, including certain Settling Defendants, provided comments on EPA's proposed plan for the second operable unit and to such comments EPA provided a summary of responses;

The decision by EPA on the selected remedy for the second operable unit is embodied in a Record of Decision for the second operable unit ("Second Operable Unit ROD"), executed on September 29, 1989, to which the State of Connecticut has given its concurrence. The "Second Operable Unit ROD" includes a discussion of the reasons EPA selected the remedy for the second operable unit and an explanation of any significant changes in the plan from that proposed;

Pursuant to Section 117(b) and (d) of CERCLA, 42 U.S.C. 9617(b) and (d), EPA provided public notice of its adoption of the remedial action plan for the second operable unit embodied in the form of the "Second Operable Unit ROD," including notice of the Second Operable Unit ROD's availability to the public;

In accordance with Section 121(f) of CERCLA, 42 U.S.C. section 9621(f), EPA notified the State of Connecticut on May 23, 1990, of negotiations with potentially responsible parties ("PRPs") regarding the scope of the remedial design and remedial action for the second operable unit for the Site, and EPA has provided the State of Connecticut with an opportunity to participate in such negotiations and be a party to any settlement; the State participated in such negotiations but has elected not to be a party to this settlement;

In accordance with Section 122(j) of CERCLA, 42 U.S.C. section 9622(j), EPA on May 23, 1990, notified the Federal Natural Resource Trustees of negotiations with PRPs regarding the scope of the remedial design and remedial action for the second operable unit at the Site, and has encouraged the participation of the Trustees in such negotiations;

EPA, the Paying Settling Defendants and the Settling Defendants (collectively "The Parties") agree that the remedy selected in the Second operable Unit ROD as adopted by EPA and embodied in the Statement of Work herein is protective of the public health and the environment and is consistent with CERCLA and the National Contingency Plan ("NCP"); the Parties desire to settle this matter;

Pursuant to the Special Notice Procedures of Section 122(e) of CERCLA, 42 U.S.C. section 9622(e), the Parties have negotiated an agreement to implement a remedy consistent with the Second Operable Unit ROD, which remedy is set forth in the Statement of Work attached as Appendix II of this Consent Decree.

The Settling Defendants and the Paying Settling Defendants that have entered into this Consent Decree ("Defendants") do not admit any liability to the Plaintiffs arising out of the transactions or occurrences alleged in the Complaints.

The Parties recognize, and the Court by entering this Consent Decree finds, that implementation of this Consent Decree will expedite the cleanup of the Site, will avoid prolonged and complicated litigation between the Parties, and that entry of this Consent Decree is therefore in the public interest;

NOW, THEREFORE, it is hereby Ordered, Adjudged, and Decreed:



                                      II.

                                 JURISDICTION

1. This Court has jurisdiction over the subject matter of these actions pursuant to the following: 28 U.S.C. sections 1331, 1345; 42 U.S.C. sections 9606, 9607, and 9613(b). This Court also has personal jurisdiction over the Defendants. Venue in this
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                                      -5-

District is proper under 42 U.S.C. section 9613(b). For purposes of this Consent Decree and the underlying Complaint, Defendants waive all objections and defenses that they may have to personal jurisdiction and to jurisdiction of the Court or to venue in this District. The Complaint states claims against Settling Defendants and Paying Settling Defendants upon which relief may be granted. Settling Defendants and Paying Settling Defendants shall not challenge this Court's jurisdiction to enter and enforce this Consent Decree.

                                     III.

                                 PARTIES BOUND

2. This Consent Decree applies to and is binding upon the United States and upon the Paying Settling Defendants and the Settling Defendants and their directors, officers, employees, shareholders, agents, successors, assigns, trustees, and contractors. Any change in ownership or corporate status of a Settling Defendant or Paying Settling Defendant, including any transfer of property, shall in no way alter such Settling Defendant's or Paying Settling Defendant's responsibility under this Consent Decree. Settling Defendants shall provide a copy of this Consent Decree to any contractors and subcontractors hired to perform the Work required by this Consent Decree and shall condition all contracts and subcontracts entered into hereunder upon performance of the Work in conformity with the terms of this Consent Decree. Settling Defendants shall nonetheless be responsible for ensuring that their contractors and subcontractors perform the work contemplated herein in accordance with this Consent Decree. With regard to the activities undertaken pursuant to this Consent Decree, each contractor and subcontractor shall be deemed to be related by contract to the Settling Defendants within the meaning of Section 107(b)(3) of CERCLA, 42 U.S.C. section 9607(b)(3). Thus, as to acts or omissions of contractors, the Settling Defendants shall not assert a defense based upon CERCLA Section 107(b)(3), 42 U.S.C. section 9607(b)(3).



                                      IV.

                                  DEFINITIONS

3. Unless noted to the contrary, the terms of this Consent Decree shall have the meaning assigned to those terms by CERCLA and its implementing regulations. Whenever the terms listed below are used in this Consent Decree and the Appendices attached hereto, the following definitions shall apply:

"Additional Work" shall mean all activities required by Section VIII herein.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sections 9601 et seq.

"Cleanup Standards" shall mean the numerical criteria respecting the degree of cleanup to be achieved in the groundwater and soil at the Site. These criteria are set forth in the Statement of Work attached hereto.

"Complex" shall mean the area encompassing the Elinco/Pitney Bowes/Matheis Court Complex located at 270 1/2, 272, 276 and 280 Main Avenue in Norwalk, Connecticut, as delineated on the Site maps attached hereto as Appendix III.

"Contractor" shall mean the company or companies retained by the Settling Defendants to undertake and complete the work required by this Consent Decree. Each contractor and subcontractor shall be qualified to do those portions of the work for which it is retained.

"CT DEP" shall mean the Connecticut Department of Environmental Protection.

"Day" shall mean a calendar day unless expressly stated to be a working day. "Working day" shall mean a day other than a Saturday, Sunday, or legal holiday. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal or state legal holiday, the period shall run until the end of the next working day.

"Defendents" shall mean Settling Defendants and "Paying Settling Defendants".

"Downgradient Area" as defined in the "Second Operable Unit ROD" refers to areas at the Site in which trichloroethene ("TCE") concentrations were found to be between 5 micrograms per liter ("ug/1") and 6,600 ug/l from data collected during the Supplemental RI. For purposes of this Consent Decree, the Downgradient Area refers to the area of groundwater contamination downgradient of the Source Remediation Area as defined herein. The Downgradient Area is delineated on the Site map attached hereto as Appendix III.

"EPA" shall mean the United States Environmental Protection Agency.

"Entry" of the Consent Decree, for purpose of determining the obligations of the Settling Defendants and Paying Settling Defendants which are dependent upon that date, shall be the earlier of-(!) the date notice of the entry of the Consent Decree is received by the Settling Defendants and Paying Settling Defendants, or (2) five calendar days following the date notice of entry of the Decree is mailed to the Parties by the Court.

"Facility" shall have the meaning provided in Section 101(9) of CERCLA, 42 U.S.C. section 9601(9).

"Hazardous Substance" shall have the meaning provided in Section 101(14) of CERCLA, 42 U.S.C. 9601(14).

"Institutional Controls" shall mean the land use and deed restrictions and other regulations and controls developed pursuant to this Consent Decree and the Statement of Work to restrict soil excavation in areas of soil contamination at the Complex and restrictions on well installations and use in areas of groundwater contamination in the Source Area and Downgradient Area.

"National Contingency Plan" or "NCP" shall mean the National Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. section 9605, codified at 40 C.F.R. Part 300, including any amendments thereto.

"Operation and Maintenance" or "O & M" shall mean all activities required under the Operation and Maintenance Plan approved or developed by Plaintiff pursuant to this Consent Decree and Section VI of the Statement of Work.

"Paragraph" shall mean a portion of this Consent Decree identified by an arabic numeral.

"Parties" shall mean the United States, the Settling Defendants and the Paying Settling Defendants.

"Paying Settling Defendants" shall mean those Parties listed in Appendix IV and-who make the payments required by Section XVIII, Paragraph 48b. of this Consent Decree.

"Performance Standards" shall mean the criteria respecting the degree and method of cleanup to be achieved at the Site, including all location, chemical, and action specific applicable or relevant and appropriate standards, requirements, criteria and limitations identified in the Second Operable Unit ROD and the SOW or by EPA prior to Certification of Completion of the Work and all other health or environmentally related numerical standards in the Second Operable Unit SOW. Performance Standards include all Cleanup Standards.

"Plaintiff" shall mean the United States and its agencies and departments.

"RCRA" (Resource Conservation and Recovery Act) shall mean the Solid Waste Disposal Act, as amended, 42 U.S.C. sections 6901 et seq.

"Remedial Action" shall mean all activities required by the Consent Decree, including any Additional work required under Section VIII hereof, except for operation and Maintenance.

"Response Costs" shall mean any costs incurred by Plaintiff with respect to the Site pursuant to 42 U.S.C. sections 9601 et seq.; as set forth herein.

"Section" shall mean a portion of this Consent Decree identified by a roman numeral and including one or more paragraphs.

"Second Operable Unit Record of Decision" or "Second Operable Unit ROD" shall mean the EPA Record of Decision relating to the second operable unit for the Site signed on September 29, 1989, by the Acting Regional Administrator, EPA Region I, and all attachments thereto. The Second Operable Unit ROD is attached as Appendix I.

"Settling Defendants" shall mean those Defendants who both are listed in Appendix IV and who sign this Consent Decree and make payments required under
Section XVIII, Paragraphs 48a. and 49 of this Consent Decree.

"Site" for purposes of this Consent Decree shall mean the area delineated on Appendix III as the SRA and all areas outside of the SRA that are necessary to monitor the effectiveness of the Second Operable Unit remedial actions.

"Source Area" as defined in the "Second Operable Unit ROD" refers to the area at the Site where contaminated groundwater plume concentrations were found to be above 6,600 ug/l of trichloroethene ("TCE") from data collected during the Supplemental RI. The Source Area includes the Elinco/Pitney Bowes/Matheis Court Complex as well as an adjacent area extending approximately 400 feet west and approximately 500 feet southeast of the Complex.

"Source Remediation Area" or "SRA" shall mean the Complex and the area within the boundary lines as shown on the map in Appendix III and bounded as described below: on the west by the railroad tracks, on the north by a line extending between the railroad tracks and the northwest corner of the complex, on the south by a line extending from the intersection of Broad Street and the railroad tracks to the southeast corner of the complex, and all of the complex property itself.

"State" shall mean the State of Connecticut.

"Statement of Work" or "SOW" shall mean statement of work for implementation of the remedial design, remedial action, and operation and maintenance of the remedial action for the second operable unit at the Site, as set forth in Appendix II and any modifications thereto in accordance with this Consent Decree.

"United States" shall mean the United States of America, including the United States Environmental Protection Agency.

"Waste Material" shall mean (1) any substance meeting the definition provided in Section 101(14) of CERCLA, 42 U.S.C. 9601(14); (2) any "pollutant" or "contaminant" under Section 101(33) of CERCIA, 42 U.S.C. section 9601(33); or
(3) any "hazardous waste" under Section 1004(5) of SWDA, 42 U.S.C. section 6903(5).

"Work" shall mean all work or other activities or obligations required by this Consent Decree, including but not limited to Remedial Action and Operation and Maintenance and any activities required to be undertaken pursuant to Section VIII.

"Workplan" or "Work plan" shall mean a work plan or work plans for design and implementation of the Work required under this Consent Decree and the Statement of Work and any modifications thereto in accordance with this Consent Decree and the Statement of Work.

                                      V.

                              GENERAL PROVISIONS

4. Objectives of the Parties

The objectives of the Parties in entering into this Consent Decree are to protect public health, welfare and the environment from releases or threatened releases of Waste Materials at and from the Site by the investigation, development, design and implementation of remedial and monitoring programs by the Settling Defendants and reimbursement of certain Response Costs incurred by EPA by the Settling Defendants and Paying Settling Defendants.

5. Commitment of Settling Defendants and Paying Settling Defendants

a. Settling Defendants agree jointly and severally to finance and perform all Work, including the remedial design and remedial action work set forth in
Section VI, and to reimburse the United States for Response Costs and stipulated penalties as provided herein.

b. In the event of the insolvency, inability or refusal of any one or more Settling Defendants to implement the requirements of this Consent Decree, the remaining Settling Defendants agree to complete all such requirements. However, in such an event the Settling Defendants shall meet and attempt to provide an alternate allocation of financial responsibility to complete all such requirements. The Dispute Resolution provisions of this Consent Decree shall govern the failure of the

Settling Defendants to arrive at a mutually agreeable allocation of responsibility.

c. The Work set forth in Section VI shall be completed in accordance with the standards, specifications and within the time periods prescribed in Section VI and in the SOW, or any amendment thereto agreed to by the Parties or approved by the Court.

d. The Defendants agree that with respect to any suit or claim for contribution brought by or against them for matters related to this Consent Decree they will notify the United States within ten (10) working days of the initiation of such suit or claim.

e. In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of response costs, or other appropriate relief relating to the Kellogg-Deering Wellfield Site, Settling Defendants and Paying Settling Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver or claim-splitting or otherwise based upon any contention that the claims raised by the United States or the State in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the covenants not to sue set forth in
Section XXIII.

f. The United States may, in its unreviewable discretion, excuse or postpone any of the Settling Defendants obligations under this Consent Decree but only in a manner consistent with
Section XXXII.

6. Permits and Approvals

a. All activities undertaken by the Settling Defendants pursuant to this Consent Decree shall be undertaken in accordance with the requirements of
Section 121(d) of CERCLA and the NCP. The United States has determined that the obligations and procedures authorized under this Consent Decree are consistent with the NCP.

b. Except as provided in Section 121(e) of CERCLA and the NCP, no permit shall be required for any portion of the Work conducted entirely onsite. Where any portion of the Work requires a federal or state permit or approval under CERCLA and the NCP, Settling Defendants shall timely submit applications and take all other actions necessary to obtain all such permits or approvals.

c. Settling Defendants shall include in all contracts or subcontracts entered into for work required under this Consent Decree, provisions stating that such contractors or subcontractors, including their agents and employees, shall perform all activities required by such contracts or subcontracts in compliance with all applicable laws and regulations.

d. This Consent Decree is not, and shall not be construed to be, a permit issued pursuant to any federal or state statute or regulation.

7. Conveyance of the Site

a. Within thirty (30) days after the entry of this Consent Decree, Settling Defendants shall record a certified copy of this Consent Decree with the Recorder's Office [or Registry of Deeds], Town of Norwalk, Fairfield County, State of Connecticut with respect to each property that is part of the Complex. Thereafter, each deed, title, or other instrument of conveyance for all such property shall contain a notice stating that the property is subject to this Consent Decree and shall reference the recorded l ocation of the Consent Decree and any restrictions applicable to the property under this Consent Decree.

b. The obligations of each Settling Defendant who owns any interest in property included in the Site, with respect to the provision of access under Section X and the implementation of Institutional Controls under Section X, shall run with the land and shall be binding upon any and all such Settling Defendants and any and all persons who subsequently acquire any such interest or portion thereof (hereinafter "Successors-in-Title"). Within ten (10) working days after the entry of this Consent Decree, each Settling Defendant who owns any interest in property included in the Site shall record at the Registry of Deeds, or other office where land ownership and transfer records are maintained for the property, a notice of obligation to provide access and related covenants. Each subsequent deed to any such property included in the Site shall reference the recorded location of such notice and covenants applicable to the property.

In addition, each such Settling Defendant shall provide for conveyancing and recording of easements for access to such property to the United States for purposes of monitoring and implementation of the activities required under this Consent Decree. The granting of such easements pursuant to this paragraph shall not operate to make the United States an owner or operator of the Site for purposes of liability under any environmental statute administered by EPA.

c. Any Settling Defendant that owns an interest in property included in the Site and any Successor-in-Title shall, within thirty (30) days prior to the conveyance of any such interest, give written notice of this Consent Decree to the grantee and written notice to EPA of the proposed conveyance, including the name and address of the grantee, and the date on which notice of the Consent Decree was given to the grantee. In the event of any such conveyance, the Settling Defendants' obligations under this Consent Decree shall continue to be met by the Settling Defendant and, subject to approval by the United States, by the grantee. Violation of the provisions of Paragraph 4.a and 4.c of this Consent Decree by any Settling Defendant who owns interests in property included in the Site shall not render the other Settling Defendants to be in violation of this Consent Decree.

d. Settling Defendants and Paying Settling Defendants shall not use any portion of the Site in any manner which would adversely affect the integrity of any treatment system or monitoring system installed pursuant to this Consent Decree as determined by EPA.

                                      VI.

                          PERFORMANCE OF THE WORK BY
                              SETTLING DEFENDANTS

8. The Settling Defendants shall perform the Work for the Site as described in this Decree; in the "Second Operable Unit ROD," attached hereto as Appendix I; in the Statement of Work (which the Parties agree is consistent with the Second Operable Unit ROD), attached hereto as Appendix II; and any modifications thereto. The Second Operable Unit ROD, the SOW, or any amendment thereto agreed to by the Parties or approved by the Court are hereby incorporated by reference and made a part of this Consent Decree. The Work shall be performed in accordance with all the provisions of this Consent Decree, the SOW, or any amendment. thereto agreed to by the Parties or approved by the Court and all design specifications, Work Plans or other plans or schedules attached to or approved pursuant to the SOW. Any modifications to the SOW, design specifications, Work Plans or other plans or schedules that are proposed by the Settling Defendants shall be effective upon approval by EPA, after opportunity for review and comment by the State. In the event of any conflict between the Consent Decree and the SOW, the Consent Decree shall control. In the event of any conflict between the Second Operable Unit ROD and the Consent Decree or the SOW, the Consent Decree or the SOW shall control. As described with particularity in the SOW, the major components of the remedial action for the Site are as follows: 1) a source control component which will involve the design, installation, monitoring, operation, and maintenance of a soil vapor vacuum extraction system in the unsaturated zone at the Elinco/Pitney Bowes/Matheis Court Complex which will intercept laterally and vertically all areas of subsurface soil contamination until soil cleanup standards are attained; 2) a management of migration component which will involve the design, installation, monitoring, operation and maintenance of a groundwater extraction, treatment and disposal system for the Source Remediation Area; and 3) institutional controls which shall involve restrictions on soil excavation in areas of soil contamination at the Complex and restrictions on well installations and use in areas of groundwater contamination in the Source Area and Downgradient Area.

9. In order to expedite the design of the remedial action at the Site, Settling Defendants agree to commence and perform certain remedial design-related activities as described herein and in the SOW as a contractual obligation effective upon the lodging of this Consent Decree with the Court. All oversight response costs incurred prior to the entry of the Consent Decree shall be reimbursed after entry in accordance with Section XVIII.

10. All remedial design work to be performed by Settling Defendants pursuant to this Consent Decree shall be under the direction and supervision of a qualified contractor. Within thirty (30) days after the lodging of this Consent Decree, the Settling Defendants shall notify EPA and the State, in writing, of the name, title, and qualifications of any supervising contractor and the names of principal contractors and/or subcontractors proposed to be used in carrying out the remedial design work to be performed pursuant to this Consent Decree. Selection of any such contractor shall be subject to disapproval by EPA, after opportunity for review and comment by the State. If EPA, after opportunity for review and comment by the State, disapproves of the selection of any contractor, the Settling Defendants shall submit a list of contractors to EPA and the State within twenty-one (21) days of receipt of the disapproval of the contractor previously selected. EPA, after opportunity for review and comment by the State, will, if practicable, within twenty-one (21) days of receipt of the list, provide written notice of the names of contractors that the Plaintiff disapproves. The Settling Defendants may at their election select any one not disapproved on the list. After selection of a contractor, Settling Defendants shall notify EPA and the State of the name of the contractor within fourteen (14) calendar days following receipt of notice.

11. All remedial action work to be performed by the Settling Defendants pursuant to this Consent Decree shall be under the direction and supervision of a qualified contractor. Within thirty (30) days after Settling Defendants receive notice that EPA, after opportunity for review and comment by the State, has approved or modified the Settling Defendants' remedial design for each remedial component, pursuant to Section VI.A. of the SOW, the Settling Defendants shall notify EPA and the State in writing of the name, title and qualifications of any supervising Contractor and the names of principal contractors and/or subcontractors proposed to be used in carrying out the remedial action work to be performed pursuant to this Consent Decree. Selection of any such contractor and/or subcontractor shall be subject to disapproval by the Plaintiff in accordance with the provisions of Paragraph 10.

12. Appendix II to this Consent Decree provides a Statement of Work for the completion of remedial design and remedial action at the Site. This Statement of Work is incorporated into and made an enforceable part of this Consent Decree.

13.  The following work shall be performed by Settling Defendants:

a. In accordance with the schedule set forth in the SOW, Settling Defendants shall commence Remedial Design activities as described in the Statement of Work.

b. The Remedial Design activities shall include, but not be limited to, the following tasks and submissions: Initial Remedial Steps, including the submittal of an Indoor Air ,Monitoring Plan and a Groundwater Monitoring Plan in accordance with the schedule in Section V.A. of the SOW; submittal of a PreDesign Work Plan for Contaminated Soils and a Pre-Design Work

Plan for Contaminated Groundwater in the Source Remediation Area, including a schedule for performance of all activities, as described in and in accordance with the schedule in section V.B. of the SOW; implementation of the Pre-Design Work Plans as approved by EPA, and in accordance with the approved schedule, as described in Section V.E. of the SOW; submission of the reports for each of items described in the approved Pre-Design Work Plans for approval by EPA, as described in Section V.E. of the SOW; submittal of a Pre-Design Report for Contaminated Soils and a Pre-Design Report for Contaminated Groundwater in the Source Remediation Area for approval by EPA, and in accordance with the approved schedule, as described in Section V.E. of the SOW; submittal of a Remedial Design for Contaminated Soils at the Complex and a Remedial Design for Contaminated Groundwater in the Source Remediation Area, including a schedule for performance of all activities, as described in and in accordance with the schedule in Section V.F. of the SOW; implementation of the Remedial Action according to the Remedial Designs, as approved by EPA, and in accordance with the approved schedule and as described iri Section VI of the SOW; selection of the Remedial Action Contractor(s), as described in Section VI.A of the SOW and Paragraph 11 of this Consent Decree; and submittal of the Remedial Action Work Plan for Contaminated Soil and a Remedial Action Work Plan for Contaminated Groundwater in the Source Remediation Area, including a schedule for performance of all activities, as described in and in accordance with the schedule in Section VI of the SOW.

c. Settling Defendants shall implement the Work detailed in the Statement of Work upon approval or modification of the Work Plans by EPA, after opportunity for reveiew and comment by the State, pursuant to the procedures in Section
XII. Unless otherwise directed by EPA and except for operation of the currently existing groundwater pump and treat system at the Complex, the Settling Defendants shall not commence Remedial Action activities until approval by EPA of the Remedial Action Work Plans and entry of the Consent Decree. Upon approval by EPA, a Work Plan and any submissions required by it or this Consent Decree shall be deemed incorporated into and made an enforceable part of this Consent Decree. All Work shall be conducted in accordance with the National Contingency Plan, the EPA Superfund Remedial Design and Remedial Action Guidance, any additional guidance provided by EPA, and the requirements of this Consent Decree, including the standards, specifications and schedule contained in the SOW and Work Plans approved in accordance with this Consent Decree and the SOW.

d. Upon entry of this Consent Decree, all obligations concerning Remedial Design are subject to enforcement pursuant to this Consent Decree, including but not limited to stipulated penalties, as set forth herein.

14. The Parties acknowledge and agree that neither the SOW nor Work Plans approved pursuant to this Consent Decree and the

SOW constitute a warranty or representation of any kind by Plaintiff that the SOW or such Work Plans will achieve the cleanup and performance standards set forth in the ROD and in the SOW and shall not foreclose Plaintiff from seeking performance of all terms and conditions of this Consent Decree, including achieving the applicable Performance and Cleanup Standards.

15. The Work performed by Settling Defendants pursuant to this Consent Decree must achieve the Cleanup and Performance Standards identified in the SOW.

                                     VII.

                      U.S. EPA PERIODIC REVIEW TO ASSURE
                PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT

16. To the extent required by Section 121(c) of CERCLA, 42 U.S.C. section 9621(c), and any applicable regulations, EPA shall review the remedial action at the Site at least every five (5) years after initiation of the remedial action to assure that human health and the environment are being protected by the remedial action being implemented. Prior to EPA Certification of Completion of the Work, Settling Defendants shall conduct the requisite studies, investigations, or other response actions as determined necessary by EPA in order to permit EPA to conduct the review of the Site required by
Section 121(c) of CERCLA. If upon such review and after providing Settling Defendants with reasonable opportunity for comment, EPA, after opportunity for review and comment by the State, determines prior to the Certification of the Completion of the Work that further response action is appropriate at the Site in accordance with Section 104 or 106 of CERCIA, then Settling Defendants shall implement such action. Any dispute regarding the necessity for, or scope of such further response action shall be based upon the administrative record and shall be subject to judicial review pursuant to the dispute resolution provisions in Section XXI hereof to the extent permitted by, and in accordance with, Section 113 of CERCLA, 42 U.S.C. section 9613.

17. As provided by Sections 113(k) and 117 of CERCLA, 42 U.S.C. sections 9613(k) and 9617, and the National Contingency Plan, Settling Defendants will have an opportunity to submit comments for the record on any proposed subsequent response action during the public comment period. Settling Defendants shall be provided with an opportunity to confer with EPA on any additional work proposed by EPA during the 5-year review process. Selection of any subsequent response action shall be based on the administrative record.

                                     VIII.

                                ADDITIONAL WORK

18. In the event that EPA, after opportunity for review and comment by the State, or the Settling Defendants determine that Additional Work, including Additional Work identified during the CERCLA Section 121(c) review process, is necessary to meet the

Performance Standards described in Section VI above, or is necessary to protect human health or the environment, notification of such Additional Work will be provided to the EPA Remedial Project Manager and Project Coordinators designated pursuant to this Consent Decree.

19. Any Additional Work determined to be necessary by Settling Defendants is subject to approval by EPA, after opportunity for review and comment by the State.

20. Any Additional Work determined to be necessary by Settling Defendants and approved by EPA, after opportunity for review and comment by the State, or determined to be necessary by EPA, after opportunity for review and comment by the State, and after providing Settling Defendants with reasonable opportunity for comment, to meet the Performance and Cleanup Standards or to protect human health and the environment shall be completed by Settling Defendants in accordance with standards, specifications, and schedules approved or established by EPA.

21. Unless otherwise stated by EPA, within thirty (30) days of receipt of notice by EPA that Additional Work is necessary, or otherwise agreed to by the Parties, the Settling Defendants shall submit for approval by EPA, after opportunity for review and comment by the State, a work plan for the Additional Work. The -plan shall conform to the requirements of this Consent Decree, the National Contingency Plan, Superfund Remedial Design and Remedial Action Guidance and any additional guidance documents provided by EPA. Upon approval pursuant to the procedures set forth in Section XII, Settling Defendants shall implement the plan for Additional Work in accordance with the schedule contained therein.

                                      IX.

                          QUALITY ASSURANCE; SAMPLING

22. Settling Defendants shall use quality assurance, quality control, and chain of custody procedures in accordance with EPA's "Interim Guidelines and Specifications For Preparing Quality Assurance Project Plans" (QAM-005/80) and subsequent amendments to such guidelines upon notification to Settling Defendants of such amendments by EPA. Settling Defendants shall submit as part of work plans or monitoring plans, including, but not limited to, the Indoor Air Monitoring Plan, the Groundwater Monitoring Plan, Pre-Design Work Plans and Remedial Action Work Plans, Project operation Plans ("POPs") that are consistent with the SOW and applicable guidelines to EPA for approval pursuant to Section XII. Sampling data generated consistent with the POPs shall be admissible as evidence, without objection, in any proceeding under Section XXI of this Consent Decree. Settling Defendants shall assure that EPA personnel or authorized representatives are allowed access to any laboratory utilized by Settling Defendants in implementing this Consent Decree. In addition,
Settling Defendants shall have a designated laboratory analyze samples submitted by EPA for quality assurance monitoring.

23. Settling Defendants shall make available to EPA the results of all sampling and/or tests or other data generated by Settling Defendants with respect to the implementation of this Consent Decree, and shall submit these results in monthly progress reports as described in Section XI of this Consent Decree.

24. At the request of EPA, Settling Defendants shall allow split or duplicate samples to be taken by EPA, and/or its authorized representatives, of any samples collected by Settling Defendants pursuant to the implementation of this Consent Decree. Settling Defendants shall notify EPA not less than twenty-eight (28) days in advance of any sample collection activity. In addition, EPA shall have the right to take any additional samples that EPA deems necessary.

25. Notwithstanding any provision of this Consent Decree, the United States shall retain all of its information gathering, and inspection authorities and rights under CERCLA, RCRA and any other applicable statute or regulations.

                                      X.

                       ACCESS AND INSTITUTIONAL CONTROLS

26. From the date of the lodging of this Consent Decree the United States and its representatives, including but not limited to EPA, its employees, agents, authorized representatives, and contractors, shall have access at all times to the Site and any property to which access is required for the implementation of this Consent Decree, to the extent access to the property is owned, controlled by or available to Settling Defendants, for the purposes of conducting any activity authorized by or related to this Consent Decree, including, but not limited to:

a. Monitoring the Work or any other activities taking place on the property;

b. Verifying any data or information submitted to the, United States;

c. Conducting investigations relating to contamination at or near the Site;

d. Obtaining samples;

e. Assessing the need for or planning and implementing additional response actions at or near the Site; and

f. Inspecting and copying records, operating logs, contracts, or other documents required to assess Settling Defendants' compliance with this Consent Decree; and

g. Assessing Settling Defendants' compliance with this Consent Decree.

From the date of the entry of this Consent Decree, Settling Defendants shall impose and maintain the necessary Institutional Controls, as determined by EPA, after opportunity for review and comment by the State, to the extent that the property to which they relate are owned, controlled by or available to the Settling Defendants.

27. To the extent that any area where Work or Additional Work is to be performed under this Consent Decree or any area subject to Institutional Controls is owned or controlled by persons other than Settling Defendants, Settling Defendants shall use best efforts to secure from such persons access for Settling Defendants, the United States, including EPA, and its employees, agents and authorized representatives, contractors or consultants as necessary to effectuate implementation of this Consent Decree and to secure the Institutional Controls. For purposes of this Paragraph, "best efforts" may include, but is not limited to, offer by the Settling Defendants of the payment of a reasonable sum of money in consideration of access and Institutional Controls for the purpose of obtaining the right to perform the Work or Additional Work or the imposition of Institutional Controls. Settling Defendants shall not be required to pay money to Elinco Associates for the purpose of obtaining the right to perform the Work or Additional Work or the imposition of Institutional Controls. If access or Institutional Controls are not obtained within one hundred and eighty (180) days of the date of the lodging of this Consent Decree, or within one hundred and eighty (180) days of the date EPA determines in writing to Settling Defendants that additional access or Institutional Controls beyond those previously secured is necessary, Settling Defendants shall promptly notify the United States in writing. EPA may thereafter, consistent with its authority, assist Settling Defendants in obtaining access or Institutional

Controls. Settling Defendants shall, in accordance with Section XVIII herein, reimburse the United States for all costs not inconsistent with the NCP incurred by it in obtaining access and Institutional Controls.

28. Notwithstanding any provision of this Consent Decree, the United States retains all of its access authorities and rights under CERCLA, RCRA and any other applicable statute or regulations.

                                      XI.

                            REPORTING REQUIREMENTS

29. Settling Defendants shall submit to EPA written monthly progress reports which: (a) describe the actions which have been taken toward achieving compliance with this Consent Decree during the previous month; (b) include all results of sampling and tests and all other data received by Settling Defendants during the course of the Work in the previous month; (c) include all plans and procedures completed under Work Plans during the previous month; (d) describe all actions, data and plans which are scheduled for the next month and provide any other information relating to the progress of construction that is necessary to assess compliance under this Consent Decree; (e) include
 .information regarding percentage of completion, unresolved delays encountered or anticipated that may affect the future schedule for implementation of the Statement of Work or Work Plans including, without limitation, efforts made to gain access and institutional controls, and a description of efforts made to mitigate those delays or anticipated delays. These progress reports are to be submitted to EPA by the tenth day of every month following the date of the lodging of this Consent Decree until EPA certifies Completion of the Work.

30. Upon the occurrence of any event during performance of the work which, pursuant to Section 103 of CERCLA, 42 U.S.C. section 9603 and/or Section 304 of the Emergency Planning and Community Right-To-Know Act (EPCRA), 42 U.S.C.
section 11004, requires reporting, Settling Defendants shall upon becoming aware of such an event, promptly orally notify the EPA Remedial Project Manager ("RPM"), and the EPA Geographic Section Chief designated pursuant to Section XIII, or in the event of the unavailability of the EPA RPM, the Emergency Response Unit in addition to the reporting required by Section 103 and Section 304 of EPCRA. Within twenty (20) days of becoming aware of such an event, Settling Defendants shall furnish to Plaintiff a written report setting forth the events which occurred and the measures taken, and to be taken, in response thereto. Within thirty (30) days of the conclusion of the activiiy'described by the report in the previous sentence, Settling Defendants shall submit a report setting forth all actions taken to respond thereto.

                     SUBMISSIONS REOUIRING AGENCY APPROVAL

31. After review of any plan, report or other item which is required to be submitted for approval pursuant to this Consent Decree, EPA, after opportunity for review and comment by the State, shall either: (1) approve the submission;
(2) disapprove the submission, notifying Settling Defendants of deficiencies;
(3) modify the submission to cure the deficiencies after giving the Settling Defendants sufficient and reasonable information and time to respond to such; or (4) direct that the Settling Defendants modify the submission.

32. In the event of approval or EPA modification, Settling Defendants shall proceed to take any action required by the plan, report, or other item, as approved or modified.

33. Upon receipt of a notice of disapproval or a request for a modification, Settling Defendants shall, within twenty (20) days thereafter, correct the deficiencies and resubmit the plan, report, or other item for approval. Notwithstanding a notice of a disapproval, Settling Defendants shall proceed to take any action required by any non-deficient portion of the submission unless otherwise directed by EPA. Implementation of non-deficient portions of the submission shall not relieve Settling Defendants of their liability for stipulated penalties under Section XXII.

34. If, upon resubmission, the plan, report, or item is not approved by EPA, after opportunity for review and comment by the

State, EPA may deem Settling Defendants to be in violation of this Consent
Decree.

                                     XIII.

                 REMEDIAL PROJECT MANAGER/PROJECT COORDINATORS

35. Within thirty (30) days of the lodging of this Consent Decree, the Settling Defendants shall notify EPA, in writing, of the name, address and telephone number of the Settling Defendants' Project Coordinator and an Alternate Project Coordinator. The Settling Defendants' Project Coordinator shall have responsibility for implementation of the Work at the Site by the Settling Defendants. EPA will designated Remedial Project Manager and a Geographic Section Chief within the same ten (10) day period. If any Party decides to change its designated Project Coordinator or RPM, the name, address, and telephone number of the successor shall be given to the other Parties within five (5) working days before the change is to be effective unless impracticable, but in no event later than the actual day the change is made.

36. Plaintiff may designate other representatives, including EPA and state employees, and federal and state contractors and consultants, to observe and monitor the progress of any activity undertaken pursuant to this Consent Decree. EPA's RPM shall have the authority lawfully vested in an RPM and On-Scene Coordinator ("OSCII) by the National Contingency Plan, 40 C.F.R. Part
300. In addition, the EPA RPM shall have authority consistent with the National Contingency Plan, to halt, conduct, or direct any work required by this Consent Decree, and to take any necessary response action when he or she determines that conditions at the Site may constitute an emergency situation or may present an immediate threat to public health or welfare or the environment. Prior to taking such action to halt, conduct, or direct any work to take any response actions, the EPA RPM shall make reasonable efforts to consult with the Settling Defendants' Project Coordinator or Alternate Project Coordinator.

                                     XIV.

                     ASSURANCE OF ABILITY TO COMPLETE WORK

37. Settling Defendants shall demonstrate their ability to complete the Work and to pay all claims that arise from the performance of the Work by obtaining within 30 days of entry of this Consent Decree one of the following:

a. A surety bond guaranteeing performance of the Work;

b. one or more letters of credit equalling the total estimated cost of the Work;

c. A guarantee to perform the Work by a one or more parent corporation, sibling corporation, subsidiary, or unrelated corporation which has a substantial business relationship with at least one of the Settling Defendants; or

d. Internal financial information regarding Settling Defendants' net worth, cash flow, total liabilities, and current rating for most recent bond issuances sufficient to demonstrate to EPA's satisfaction that one or more Settling Defendants have the financial ability to complete the Work.

38. If the Settling Defendants seek to demonstrate the ability to complete the Work through a guarantee by a third party, they must provide financial information regarding the guarantor's net worth, cash flow, total liabilities, and current rating for their most recent bond issuance sufficient to demonstrate to EPA's satisfaction that the guarantor(s) has (have) the financial ability to finance completion of the Work. If Settling Defendants seek to demonstrate ability to complete the Work by means of internal financial information, they shall resubmit sworn statements conveying such information annually, on the anniversary of the effective date of this Consent Decree. To the extent any Settling Defendant whose stock is publicly traded submits information that is provided to the Securities and Exchange Commission, EPA will accept that information, subject to supplementation by such Settling Defendant as is necessary to satisfy the requirements of 40 C.F.R. section 264.143(f).

39. In the event that EPA determines at any time that such financial assurances are inadequate, Settling Defendants shall, within 30 days of receipt of notice of EPA's determination, obtain and present for approval to EPA, one of the other forms of financial assurance listed in Paragraph 37. Settling Defendants' inability to demonstrate financial ability to complete the Work shall not excuse performance of any activities required under this Consent Decree.

                                      XV.

                                  TRUST FUND

40. Within thirty (30) days of the date of the entry of this Consent Decree, Settling Defendants shall present to EPA for approval as to form a fully executed trust agreement (the "Trust Agreement") establishing the 270-280 Main Avenue Area Trust Fund (the "Trust Fund") and shall notify EPA of the identity and qualifications of the trustee(s). The Trust Agreement shall confer upon the Trustee all powers and authorities necessary to finance the obligations of the Settling Defendants under this Consent Decree. Money paid into the Trust Fund by Settling Defendants shall be used solely to pay proper and necessary expenses pursuant to this Consent Decree, including expenses of administering the Trust. The Trust Fund may not be used to pay stipulated penalties that may be required to be paid pursuant.to Section XXII and shall not be used to pay attorneys' fees or other litigation costs of the Settling Defendants.

41. Notwithstanding anything in the Trust Agreement, Settling Defendants shall be jointly and severally liable to the United States for compliance with this Consent Decree. Settling Defendants shall provide EPA with written notice at least ten (10) days in advance of any proposed change in the'Trust Agreement or of the Trustee. EPA, through its approval of the terms and conditions of the Trust Agreement or otherwise, does not guarantee the monetary sufficiency of the Trust Fund nor the legal sufficiency of the Trust Agreement.

42.  The Trust Agreement shall provide that the Trustee shall, within sixty
(60) days of his appointment and every ninety (90) days thereafter, submit to Settling Defendants and EPA, financial reports that include the amount of money currently in the Trust Fund. Settling Defendants shall make payments to the Trust Fund when and to the extent necessary to ensure the uninterrupted progress and timely completion of the Work.

43. The failure of any Settling Defendant to pay for its share of the proper and necessary expenses of this Consent Decree shall not excuse timely completion of any obligation under this Consent Decree.

                                     XVI.

                      CERTIFICATION OF COMPLETION OF WORK

44. Within ninety (90) days after Settling Defendants conclude that the Work has been fully performed, Settling Defendants shall so notify the United States Department of Justice, EPA, and the State and shall schedule and conduct a precertification inspection to be attended by Settling Defendants and EPA.
Such inspection shall be followed within thirty (30) days by a written report signed by the Settling Defendants' project coordinator and by a registered professional engineer certifying that all such activities have been completed in full satisfaction of the pertinent requirements of this Consent

Decree. If EPA, after opportunity for review and comment by the State, determines that the Work or any portion thereof has not been completed in accordance with this Consent Decree, EPA shall notify Settling Defendants in writing of the activities that must be done to complete the Work and shall set forth in the notice a schedule for performance of such activities after providing Settling Defendants with reasonable opportunity for comment. Settling Defendants shall perform all activities described in the notice in accordance with the specifications and schedules established therein.

45. If EPA, after opportunity for review and comment by the State, concludes, following the initial or any subsequent notification of completion of Work by Settling Defendants, that all Work has been performed in accordance with this Consent Decree, EPA shall so certify in writing to Settling Defendants. This certification shall constitute the "Certification of Completion of Work" for purposes of this Consent Decree, including Section XXIII (Plaintiffs' Covenants Not to Sue).

                                     XVII.

                       ENDANGERMENT AND FUTURE RESPONSE

46. In the event of any action or occurrence during the performance of the Work or pursuant to or in violation of any of the Institutional Controls that causes or threatens a release of Waste Material on, at, or from the Site that is not contemplated by the SOW, or that may present an endangerment to public health or welfare or the environment, settling Defendants shall immediately take all appropriate action consistent with the NCP to prevent, abate, or minimize such release or endangerment, and shall immediately notify the EPA RPM, or if that is impracticable, the EPA Emergency Response Unit, Region I. Settling Defendants shall take such action in accordance with all applicable provisions of the Health and Safety Plan developed pursuant to the SOW and approved by EPA. The Settling Defendants shall develop and submit a response plan to EPA within ten (10) days or as soon thereafter as is practicable. The provisions of Section XII apply to the submission of such response plan, except that the time period for resubmission after disapproval shall be five (5) working days rather than the thirty (30) days unless extended by EPA. In the event that Settling Defendants fail to take appropriate response action consistent with the NCP as required by this Section and EPA takes such action instead, Settling Defendants shall reimburse all costs of the response action not inconsistent with the NCP. Payment of such response costs shall be made in the manner described in Paragraph 49 of Section XVIII, within thirty (30) days of Settling Defendants' receipt of demand for payment.

47. Nothing in the preceding Paragraph shall be deemed to limit the power and authority of the United States, or this Court to take, direct, or order all appropriate action to protect public health, welfare, or the environment or to prevent, abate, or minimize an actual or threatened release of hazardous substances on, at, or from the Site.

                                    XVIII.

                        REIMBURSEMENT OF RESPONSE COSTS

48.a. Within forty-five (45) days of the entry of this Consent Decree, Settling Defendants shall, jointly and severally, pay to EPA $560,000 and interest accrued thereon from the date of lodging to the date of entry at the rate established by Section 107(a) of CERCLA, in the form of a certified check made payable to "EPA Hazardous Substances Superfund," and referencing the Kellogg-Deering Well Field Superfund Site, CERCLA Number CTD980670814 and DOJ Case Number 90-11-2-582, in reimbursement of Response Costs incurred by the United States prior to entry relating to the Site. The certified check shall-be forwarded-to EPA Region I, Attn: Superfund Accounting, P.O. Box 360197M, Pittsburgh, PA 15251. Copies of the check and any transmittal letter shall be sent to the Regional Hearing Clerk, EPA Region I, J.F.K. Federal Building, Boston, MA 02203.

48.b. Within forty-five (45) days of the entry of this Consent Decree, Paying Settling Defendants shall, jointly and severally, pay to EPA $240,000 and interest accrued thereon from the date of lodging to the date of entry at the rate established by Section 107(a) of CERCLA, in the form of a certified check made payable to "EPA Hazardous Substances Superfund," and referencing the Kellogg-Deering Well Field Superfund Site, CERCLA Number CTD980670814 and DOJ Case Number 90-11-2-582, in reimbursement of Response Costs incurred by the United States prior to entry relating to the Site. The certified check shall be forwarded to EPA Region I, Attn: Superfund Accounting, P.O. Box 360197M, Pittsburgh, PA 15251. Copies of the check and any transmittal letter shall be sent to the Regional Hearing Clerk, EPA Region I, J.F.K. Federal Building, Boston, MA 02203.

49a. Settling Defendants shall reimburse the United States for all costs incurred by it in connection with: the review or development of plans, reports, and other items; overseeing or verifying the Work pursuant to this Consent Decree; undertaking action to prevent, abate, or minimize a release or endangerment pursuant to Section XVII; securing access to the Site or other property to which access is required for the performance of the Work; securing Institutional Controls; conducting the review of the Site required by Section 121(c) of CERCLA in accordance with Section VII; and enforcing and monitoring compliance with this Consent Decree. The United States, through EPA, shall send Settling De7fendants a demand for payment of such costs, together with an itemized accounting and explanation of such costs, on an annual basis, with each demand to be made as soon as practicable after each anniversary date of the entry of this Consent Decree. For purposes of this Paragraph, an itemized accounting and explanation shall consist of a summary of costs in dollars by category of costs, including payroll, travel,-indirect costs and contracts, and a brief narrative summary of the work performed during the billing period. Payment shall be made in the manner described in Paragraph 48 above, within thirty (30) days of Settling Defendants' receipt of the demand for payment.

b. During the pendency of and pending the resolution of any dispute relating to the payment of costs pursuant to Section XXI herein, the Settling Defendants shall not be required to tender payment of any disputed costs to EPA under this Section, provided that, during the pendency of the resolution of the dispute, such disputed costs shall be paid into an interest-bearing account within forty five (45) calendar days of receipt of a demand for payment.

c. In the event that Settling Defendants prevail in whole or in part in any dispute resolution under Section XXI relating to costs, the Settling Defendants shall pay only that much of the costs and interest thereon as are appropriate pursuant to the resolution of the dispute.

d. In the event the Settling Defendants do not prevail in any dispute resolution under Section XXI, the Settling Defendants shall be liable to EPA for all the moneys in the interest-bearing escrow account, such moneys to be paid to EPA within forty-five (45) calendar days of the final resolution of the dispute.

e. The total amount of costs recoverable from Settling Defendants pursuant to paragraph 49-a of t his Consent Decree, excepting enforcement costs incurred by the United States in response to Settling Defendants' non-compliance with this Consent Decree, shall be one million dollars.

50a. In the event that the payments required by Paragraphs 48a. and 49 are not made timely, Settling Defendants shall pay interest on the unpaid balance at the rate established by the Department of the Treasury pursuant to 31 U.S.C.
section 3717 and 4 C.F.R. section 102.13. Settling Defendants shall, jointly and severally, further pay and a six (6) percent per annum penalty charge, to be assessed if Settling Defendants have not paid in full within ninety (90) days after the payment is due. Payments made under this Paragraph shall be in addition to such other remedies or sanctions available to Plaintiffs by virtue of Settling Defendants' failure to make timely payments under this Section.

50b. In the event that the payments required by Paragraph 49b. are not made timely, Paying Settling Defendants shall pay interest on the unpaid balance at the rate established by the Department of the Treasury pursuant to 31 U.S.C. 3717 and 4 C.F.R. 102.13. Paying Settling Defendants shall, jointly and severally, further pay a six (6) percent per annum penalty charge, to be assessed if Paying Settling Defendants have not paid in full within ninety (90) days after the payment is due. Payments made under the Paragraph shall be in addition to such other remedies or sanctions available to Plaintiffs by virtue of Settling Defendants' or Paying Settling Defendants' failure to make timely payments under this Section.

                                     XIX.

                         INDEMNIFICATION AND INSURANCE

51. The United States does not assume any liability by entering into this agreement or by virtue of any designation of Settling Defendants as EPA's authorized representatives, if such occurs, under Section 104(e) of CERCLA.

52. Settling Defendants shall indemnify and save and hold harmless the United States and its officials, agents, employees, contractors, and representatives from any and all claims or causes of action or other costs incurred by the United States including, but not limited to attorneys fees and other expenses of litigation and settlement arising from or on account of acts or omissions of Settling Defendants, their officers, employees, agents, contractors, subcontractors, and any persons acting on their behalf or under their control, in carrying out activities pursuant to this Consent Decree, including any claims arising from any designation of the Settling Defendants as EPA's authorized representatives under Section 104(e) of CERCLA. The United States shall not be held out as a party to any contract entered into by or on behalf of Settling Defendants in carrying out activities pursuant to this Consent Decree. Neither Settling Defendants nor any such contractor shall be considered an agent of the United States.

53. Settling Defendants waive any claims or causes of action against and shall indemnify and hold harmless the United

States, and its officials, agents, employees, contractors, and representatives for damages or reimbursement, or set-off of any payments made or to be made to the United States, arising from or on account.of any contract, agreement, or arrangement between any one or more of Settling Defendants and any person for performance of work on or relating to the Site, including claims on account of construction delays. Settling Defendants do not waive any claims that arise solely from actions or omissions of Plaintiff or its employees or contractors that are based on gross negligence.

54. Prior to commencing any on-Site work, Settling Defendants shall secure, and shall maintain for the duration of this Consent Decree: i) comprehensive general liability and automobile insurance with limits of $1 million, and $1 million respectively, in each case naming as insured the United States and the State. In addition, for the duration of this Consent Decree, Settling Defendants shall satisfy, or shall ensure that their contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker's compensation insurance for all persons performing work on behalf of Settling Defendants in furtherance of this Consent Decree. Prior to commencement of onsite work under this Consent Decree, Settling Defendants shall provide to EPA certificates of such insurance and a copy of each insurance policy. If Settling Defendants demonstrate by evidence satisfactory to EPA that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering the same risks but in a lesser amount, then with respect to that contractor or subcontractor Settling Defendants need provide only that portion of the insurance described above which is not maintained by the contractor or subcontractor.



                                      XX.

                                 FORCE MAJEURE

55. "Force Majeure" is defined for the purposes of this Consent Decree as an event arising from causes entirely beyond the control of Settling Defendants and of any entity controlled by Settling Defendants, including their contractors and subcontractors, which delays or prevents the performance of any obligation under this Consent Decree notwithstanding Settling Defendants' best efforts to avoid the delay. The requirement that the Settling Defendants exercise "best efforts to avoid the delay" includes using best efforts to anticipate any potential Force Majeure event and best efforts to address the effects of any potential Force Majeure event (i) as it is occurring and (ii) following fhe potential Force Majeure event, such that the delay is minimized to the greatest extent possible. "Force Majeure" does not include unanticipated or increased costs, changed financial circumstances, or non-attainment of the cleanup or performance standards and requirements set forth in Section VI hereof or in the SOW.

56. When circumstances occur which may delay or prevent the completion of any obligation of the Consent Decree, whether or not caused by a Force Majeure event, Settling Defendants shall notify the EPA RPM orally of the circumstances within forty-eight (48) hours after Settling Defendants first become aware of such circumstances. If the EPA RPM is unavailable, Settling Defendants shall notify the Director of the Waste Management Division, EPA Region I. Within five
(5) working days after Settling Defendants first become aware of such circumstances, Settling Defendants shall supply to Plaintiff in writing an explanation of the cause(s) of any actual or expected delay, the anticipated duration of any delay, the measures taken and to be taken by Settling Defendants to prevent or minimize the delay, and the timetable for implementation of such measures. Settling Defendants shall exercise best efforts to avoid or minimize any delay and any effects of a delay. Failure to give timely oral and written notice to Plaintiff in accordance with this Paragraph shall constitute a waiver of any claim of Force majeure with respect to the circumstances in question.

57. If EPA agrees that an event delaying or preventing the completion of an obligation under this Consent Decree is or was caused by a Force Majeure event, then EPA shall notify Settling Defendants in writing as soon as practicable of its agreement to provide such additional time as may be necessary to allow the completion of the specific phase of the Work and/or any succeeding phase of the Work directly affected by such delay, which additional time shall be no longer than the actual delay resulting from the Force Majeure event or shall allow for the completion of a substitute activity in furtherance of the Work if EPA determines that a substitute activity is appropriate. In proceedings on any dispute regarding a delay or prevention in performance, Settling Defendants shall have the burden of proving by a preponderance of the evidence (1) that the delay is or was caused by a Force Majeure event, and (2) that the amount of additional time requested is necessary to compensate for that event.

58. Delay in achievement of any milestone established by the RD/RA Work Plan and/or other relevant documents shall not automatically justify or excuse delay in Achievement of any subsequent milestone unless Settling Defendants can demonstrate to EPA's satisfaction that a subsequent milestone is dependent upon a prior milestone.

                                     XXI.

                              DISPUTE RESOLUTION

59. Any dispute which arises under or with respect to this Consent Decree or the SOW shall in the first instance be the subject of informal negotiations between the parties to the dispute. The period for informal negotiations shall not exceed thirty (30) days from the time EPA or the Settling Defendants receives written notice of the existence of a dispute, unless it is extended by agreement between Plaintiff and. Settling

Defendants. The dispute shall be considered to have arisen when one Party notifies the other Parties in writing that there is a dispute. The period for informal negotiations shall end when EPA provides its position on the disputed matter to Settling Defendants in writing.

60. In the event that the Parties cannot resolve a dispute by informal negotiations under the preceding Paragraph, then the position advanced by EPA shall be considered binding unless, within ten (10) working days after the end of the informal negotiations period, Settling Defendants invoke the dispute resolution procedures of this Section by giving written notice to the United States and EPA. After receiving such notice from Settling Defendants, EPA shall notify Settling Defendants of its unreviewable decision regarding whether the dispute is to be resolved on the administrative record under Paragraph 62 below. Settling Defendants shall waive any rights to contest EPA's determination that the dispute is subject to resolution under Paragraph 62 below. The filing of such a petition shall not stay or otherwise delay the administrative proceeding under Paragraphs 62 through 65.

61. The dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree or the SOW and shall apply to all provisions of this Consent Decree and SOW unless otherwise expressly provided. Invocation of the procedures of this Section shall not of itself extend or postpone any obligation of Settling

Defendants under this Consent Decree or the SOW and no such extension or postponement shall occur unless agreed to in writing by EPA or ordered by this Court. Stipulated penalties shall accrue from the first day of noncompliance with any provision of this Consent Decree or the SOW. In proceedings on any dispute under this Section, Settling Defendants shall bear the initial burden of coming forward with evidence and of persuasion on factual issues.

62. Any dispute under this Section which relates to the selection, extent, or adequacy of any aspect of the Work, including, but not limited to, the selection of any alternate treatment technology for contaminated groundwater, the selection of the disposal method for treated groundwater and the selection of soil cleanup standards, shall be resolved on the administrative record maintained by EPA. Any dispute concerning action taken by EPA pursuant to
Section IV.D of the SOW shall not be considered one that relates to the selection, extent, or adequacy of any aspect of the Work and shall not be subject to Dispute Resolution under Section XXI. The administrative record sha,ll include the written notification of dispute, all Statements of Position, as hereinafter defined in Paragraph 63, and any other materials submitted by the Parties in support of their positions and shall be available at all reasonable times for review by the Parties after the record has been prepared.

63. Within fifteen (15) working days after receiving notice from EPA that a dispute is subject to resolution on the administrative record, Settling Defendants shall serve on the other Parties a written statement of their position on the matter in dispute ("Statement of Position"), including any factual data, analysis, or opinion supporting that position and all supporting documentation relied upon. Any party wishing to contest the Settling Defendants' position shall serve a Statement of Position (in EPA's case, a Supplemental Statement of Position), including supporting documentation, on the other Parties no later than ten (10) days after receipt of Settling Defendants' Statement of Position. EPA may extend the time periods for exchange of Statements of Position or, in the event that these ten-day periods for exchange of Statements of Position may delay the Work, they may be shortened in accordance with notice by EPA.

64. Upon review of the administrative record, the Director of the Waste Management Division, EPA Region I, shall issue a final decision resolving the dispute.

65. Any decision of EPA pursuant to the preceding Paragraph shall be reviewable by this Court, provided that a Notice of Judicial Appeal is filed within (10) days of receipt of EPA's decision. With respect to matters covered by Paragraph 62 judicial review of such a decision shall be conducted on the administrative record, and EPA's decision shall be upheld unless Settling Defendants can demonstrate it is arbitrary and capricious or otherwise not in accordance with law.

66. If EPA determines that a dispute'is not subject to Paragraph 62, then the position on the dispute advanced by EPA following informal negotiations shall be considered binding on all Parties unless, within ten (10) days after receipt of the determination that Paragraph 62 is inapplicable, Settling Defendants file a petition with this Court setting forth the matter in dispute, the efforts made by the Parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of this Consent Decree and the SOW. In proceedings on any dispute, Settling Defendants shall bear the burden of coming forward with evidence and of persuasion on factual issues. Nothing herein shall prevent the United States from arguing that the Court should apply the arbitrary and capricious standard of review to all disputes under this Consent Decree or the SOW.

67. Notwithstanding the invocation of the procedures stated in this Section, Settling Defendants shall continue to perform their obligations under this Consent Decree or the SOW that are undisputed or that EPA determines are not affected substantially by the disputed issue unless otherwise agreed to by the Parties or ordered by this Court.

                                     XXII.

                             STIPULATED PENALTIES

68. Settling Defendants shall be jointly and severally liable for stipulated penalties in the amounts set forth in this Paragraph to the United States for failure to comply with the requirements of this Consent Decree, unless excused under

Paragraph 57. "Compliance" by Settling Defendants shall include completion of any activity under this Consent Decree or any plan approved under this Consent Decree in a manner consistent with the requirements herein within the specified time schedules established by and approved under this Consent Decree.

a. For each and every violation of the reporting requirements contained in
Section XI, five hundred dollars ($500) per day per violation.

b. For all other violations:

    Period of Delay             Penalty Per Violation Per Day

  lst through 5th day                      $ 1,500
  6th through 15th day                     $ 5,000
  16th through 30th day                    $ 7,500
  31st day and beyond                      $10,000

69. All penalties shall begin to accrue on the day that performance is due or other failure or refusal to comply occurs, and shall continue to accrue through the final day of the noncompliance. Penalties relating to the adequacy of any reports, plans or other items requiring EPA's response shall begin to accrue on the due date of such submittals and shall continue to accrue for thirty days, at which point penalties shall stop accruing until EPA notifies Settling Defendant of the violation, whereupon accrual of penalties shall resume. With respect to all other violations, penalties shall accrue from the date of violation regardless of whether the United States has notified Settling Defendants of a violation. Separate penalties shall accrue for each separate failure or refusal to comply with the terms or conditions of this Consent Decree, provided that in the event a report, plan or other item requiring EPA approval is disapproved for more than one reason, only a single stipulated penalty shall be owed for each day of noncompliance stemming from such disapproval.

70. All penalties due to EPA under this Section shall be payable within forty-five (45) days of receipt by Settling Defendants of notification of noncompliance. Interest shall begin to accrue on the unpaid balance at the end of said period, at the rate established by the Department of the Treasury under 31 U.S.C. section 3717. Settling Defendants shall pay a six (6) percent per annum penalty charge to be assessed if the penalty is not paid within ninety
(90) days after it is due.

71. Stipulated penalties due to EPA shall be paid by certified check made payable to "EPA Hazardous Substances Superfund" and referencing DOJ case number 90-11-2-582 and shall be mailed to EPA Region I, Attn: Superfund Accounting, P.O. Box 360197M, Pittsburgh, PA 15251. Copies of the checks and any transmittal letters shall be sent to the United States. EPA has the unreviewable discretion to waive or reduce payments otherwise due under this Section.

72. Neither the filing of a petition to resolve a dispute nor the payment of penalties shall alter in-any way Settling

Defendants' obligation to complete the performance required hereunder.

73.  No payment made under this Section shall be tax deductible.

74. If Settling Defendants fail to pay stipulated penalties, the United States may institute a proceeding to collect the penalties, as well as late charges and interest. Notwithstanding the stipulated penalties provision of this Section, EPA may also assess civil penalties and/or bring an action in the U.S. District Court pursuant to Sections 109 and 122 of CERCLA, 42 U.S.C. sections 9609 and 9622, as amended by SARA, to enforce the provisions of this Consent Decree. Such remedies shall not, however, b e used to obtain penalties for any alleged noncompliance with respect to which Settling Defendants have prevailed in Dispute Resolution under this Consent Decree, and the Plaintiff shall not commence any action or proceeding seeking penalties against Settling Defendants with respect to noncompliance which is the subject of a pending active dispute resolution proceeding under this Consent Decree. Payment of stipulated penalties shall not preclude EPA from electing to pursue any other remedy or sanction to e nforce this Consent Decree, and nothing shall preclude EPA from seeking statutory penalties against Settling Defendants for violations of statutory or regulatory requirements. Settling Defendants reserve the right to argue that the amounts of stipulated penalties already paid by the Settling Defendants for a particular violation should be considered in the award of any monetary sanctions or penalties that the Settling Defendants may be required to pay in the event the United States seeks additional relief against the Settling Defendants for the same noncompliance.

75. Settling Defendants may dispute the United States' right to the stated amount of penalties by invoking the Dispute Resolution procedures under Section XXI herein. Penalties shall accrue but need not be paid during the dispute resolution period. If a disputed matter is submitted to the District Court, the period of dispute shall end upon the rendering of a decision by the District Court regardless of whether any party appeals such decision. If Settling Defendants do not prevail upon resolution, the United States has the right to collect all penalties which accrued prior to and during the period of dispute. If Settling Defendants prevail upon resolution, Settling Defendants shall pay only such penalties as the resolution requires.

                                    XXIII.

                      COVENANTS NOT TO SUE BY PLAINTIFFS

76. Settling Defendants and Paying Settling Defendants. In consideration of the actions that will be performed and the payments that will be made by the Settling Defendants and the Paying Settling Defendants under the terms of the Consent Decree, and except as specifically provided in Paragraphs 78, 79, and 81 of this Section, the United States covenants not to sue or to take administrative action under its authorities against Settling

Defendants and Paying Settling Defendants for Covered Matters. With respect to all such liability, (except for any future liability relating to response activities at the Site tot identified in the Second Operable Unit ROD or the
SOW), these covenants not to sue shall take effect upon the receipt by EPA of the payments required by Paragraphs 48 and 49 of Section XVIII. With respect to future liability, these covenants not to sue shall take effect upon Certification of Completion of the Work pursuant to Paragraphs 44 and 45.
These covenants not to sue are conditioned upon complete and satisfactory performance by Settling Defendants and Paying Settling Defendants of their respective obligations under this Consent Decree. These covenants not to sue extend only to the Settling Defendants and Paying Settling Defendants and do not extend to any other person or entity.

77. Except as provided in Paragraphs 78, 79, and 81, Covered Matters shall include any and all claims for civil liability to the United States arising under sections 106 and 107(a) of CERCLA, 42 U.S.C. sections 9606 or 9607(a), and under Section 7003 of RCRA, 42 U.S.C. section 6973, for performance of the Work at the site identified in the Second Operable Unit ROD or the SOW, performance of any Additional Work that is undertaken pursuant to Section VIII, and reimbursement of any Response Costs incurred by the United States with respect to Operable Unit One and Operable Unit Two of the Kellogg Deering Wellfield Superfund Site, whether incurred prior or subsequent to the entry of this Consent Decree.

78. Pre-certification reservations. Notwithstanding any other provision of this Consent Decree, the United States reserves the right to institute proceedings in this action or in a new action, or to issue an Administrative Order, seeking to compel Settling Defendants and Paying Settling Defendants (1) to perform additional response actions at the Site or (2) to reimburse the United States for response costs if, prior to Certification of Completion of the Work:

a. conditions at the site, previously unknown to the United States, are discovered after the entry of this Consent Decree;

b. information is received by the United States, in whole or in part, after the entry of this Consent Decree, and the EPA Administrator or his delegate finds, based on these previously unknown conditions or this information together with any other relevant information, that the Work is not protective of human health and the environment; or

c. information is received by the United States in whole or in part after entry of the Consent Decree and the EPA Administrator or his delegate finds based on this new information that the achievement of groundwater Cleanup Standards is not technically impracticable. The preceding sentence shall only be effective where groundwater cleanup standards have been excused or altered under Section IV.D of the SOW.

79. Post-certification reservations.- Notwithstanding any other provision of this Consent Decree, the United States reserves the right to institute proceedings in this action or in a new action, or to issue an Administrative Order, seeking to compel Settling Defendants and Paying Settling Defendants (1) to perform additional response actions at the Site or (2) to reimburse the United States for response costs if, subsequent to Certification of Completion of Work:

a. conditions at the Site, previously unknown to the United States, are discovered after the Certification of Completion of Work; or

b. information is received by the United States, in whole or in part, after the Certification of Completion of Work, and the EPA Administrator or his delegate finds, based on these previously unknown conditions or this information together with other relevant information, that the Work is not protective of human health and the environment; or

c. information is received by the United States in whole or in part after Certification of Completion of Work an d the EPA Administrator or his delegate finds based on this new information that the achievement of groundwater Cleanup Standards is not technically impracticable. The preceding sentence shall be effective where groundwater cleanup standards have been excused or altered under Section IV.D of the SOW.

The above-mentioned reservation of rights in Paragraphs 78 and 79 includes the right to institute proceedings in this action or in a new action to seek reimbursement of costs incurred as a result of actions undertaken pursuant to Section 121(c) of CERCLA, 42 U.S.C.
section 9621(c).

80. For purposes of Paragraph 78, the information received by the United States prior to entry of this Consent Decree and all conditions known to the United States at such time shall include that information and those conditions set forth in the Supplemental Record of Decision for the Kellogg-Deering Site, the administrative record supporting the Supplemental Record of Decision and all information contained in written submissions made to EPA during the public comment period. For purposes of Paragraph 79, the information received by and the conditions known to the United States shall include that information and those conditions set forth in the Supplemental Record of Decision, the administrative record supporting the Supplemental Record of Decision and all information contained in written submissions made to EPA during the public comment period and any information received by the United States pursuant to the requirements of this Consent Decree.

81. General reservations of-rights as to Settling Defendants. The covenants not to sue set forth in Paragraphs 76 and 77 do not pertain to any matters other than those expressly specified to be Covered Matters. The United States reserves, and this Consent Decree is without prejudice to, all rights against Settling Defendants and Paying Settling Defendants with respect to all other matters. In addition, the following are specifically identified as matters that are not covered matters:

a. claims based on a failure or refusal by Settling Defendants or Paying Settling Defendants to meet a requirement of the Consent Decree;

b. liability arising from the past, present, or future disposal, release, or threat of release of Waste Material outside of the Site and not attributable to the Site;

c. liability for the disposal of any Waste Material taken from the Site;

d. liability for damages for injury to, destruction of, or loss of natural resources;

e. any matter as to which the United States is owed indemnification under
Section XIX above:

f. criminal liability;

g. all response costs other than those expressly included in Covered Matters, including, but not limited to, any action undertaken pursuant to a subsequent Record of Decision;

h. liability for violations of federal law which occur during implementation of the Work.

82. Notwithstanding any other provision of this Consent Decree, the United States retains all authority and reserves all rights to take any and all response actions authorized by law.

83. Notwithstanding any other provisions in this Consent Decree, the covenant not to sue in this Section shall not relieve the Settling Defendants of their obligation to meet and maintain compliance with the requirements set forth in this Consent Decree, including the conditions in the Second Operable Unit ROD, and the United States reserves its rights to take response actions at the Site in the event of a breach of the terms of this Consent Decree and to seek recovery of costs incurred after entry of the Consent Decree: (1) resulting from such a breach; (2) relating to any portion of the Work funded or performed by the United States or (3) incurred by the United States as a result of having to seek judicial assistance to remedy conditions at or adjacent to the Site.

84. Nothing in this Consent Decree shall constitute or be construed as a release or a covenant not to sue regarding any claim or cause of action against any person, firm, trust, joint venture, partnership, corporation or other entity not a signatory to this Consent Decree for any liability it may have arising out of or relating to the Site.

                                     XXIV.

                            CONTRIBUTION PROTECTION

85. Subject to the reservations of rights in Section XXIII, Paragraphs 7.8, 79 and 81, the United States agrees that by entering into and carrying out the terms of this Consent Decree, the Settling Defendants and the Paying Settling Defendants will have resolved their liability to the United States for Covered Matters as defined in Section XXIII, Paragraph 77, pursuant to Section 113(f) of CERCLA and shall not be liable for claims for contribution for Covered Matters.

86. Plaintiff expressly reserves the right to continue to sue any person(s) other than the Settling Defendants and the Paying Settling Defendants in connection with the Site.

87. Settling Defendants and Paying Settling Defendants further retain and reserve the right to assert claims against other Settling Defendants and Paying Settling Defendants, with respect to any agreements relating to the performance of their obligations under this Consent Decree.

88. Nothing in this Consent Decree shall be construed to create any rights in or grant any cause of action to any person not a party to this Consent Decree. Except as provided in Paragraph 89, each of the Parties expressly reserves any and all rights (including any right to contribution), defenses, claims, demands, and causes of action which each party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a party hereto.

                                     XXV.

                 COVENANTS BY DEFENDANTS; ASSIGNMENT OF CLAIMS

89. Defendants hereby covenant not to sue and agree not to assert any claims or causes of action against the United States for any claims related to or arising from Covered Matters or any response action taken with respect to Operable Unit One or Operable Unit Two of this Consent Decree, including, but not limited to, any direct or indirect claim for reimbursement from the Hazardous Substance Superfund (established pursuant to the Internal Revenue Code, 26 U.S.C. section 9507), through CERCLA Sections 106(b)(2), 111 or 112 or otherwise, or to seek any other costs, damages, or attorneys fees from the United States arising out of response activities at the Site. To the extent necessary to assure the United States' ability to collect from non-settling parties response costs not reimbursed by Settling Defendants and Paying Settling Defendants, Settling Defendants and Paying Settling Defendants hereby assign to the United States all claims or causes of action that they may have against any entities that are not Settling Defendants or Paying Settling Defendants regarding "Covered Matters" as defined in Paragraph 77. Nothing in this Consent Decree shall be deemed to constitute preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. section 9611, or 40 C.F.R. section 300.25(d).

                                     XXVI.

                             ACCESS TO INFORMATION

90. Settling Defendants shall provide to EPA, upon request, copies of all documents and information within their possession and/or control or that of their contractors or agents relating to activities at the Site or to the implementation of this Consent Decree, including sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Work. Settling Defendants shall also make available to EPA, for purposes of investigation, information gathering, or testimony, their employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Work.

91. Settling Defendants may assert business confidentiality claims covering part or all of the documents or information submitted to Plaintiff under this Consent Decree to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. section 9604(e)(7), and 40 C.F.R. section 2.203(b). Documents or information determined to be confidential by EPA will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies specific documents or information when they are submitted to EPA, or if EPA has notified Settling Defendants that the documents or information are not confidential under the standards of Section 104(e)(7) of CERCLA, the public may be given access to such documents or information without further notice to Settling Defendants.

92. No claim of confidentiality shall be made with respect to any sampling or analytical data or any other documents or information evidencing conditions at or around the Site.

93. In the event that this Court is called upon to resolve a dispute concerning implementation of this Consent Decree, the Parties waive any evidentiary objection to the admissibility into evidence of the results of any analysis of samples conducted by or for a party pursuant to this Consent Decree unless a party can demonstrate that there was significant noncompliance with applicable chain of custody, or laboratory procedures, or a clear error in reporting. Further, the parties waive their right to contest the validity of any data unless it is established that such data has not been validated in accordance with all relevant quality assurance and quality control procedures established by or pursuant to this Consent Decree.

                                    XXVII.

                             RETENTION OF RECORDS

94. Until six years after EPA Certification of Completion of the Work, each of the Settling Defendants and the Paying Settling Defendants shall preserve and retain all records and documents now in its possession or control as of the date of lodging of the Consent Decree that relate in any manner to the Site. After this document retention period, Defendants shall notify the United States at least ninety (90) calendar days prior to the destruction of any such records or documents, and, upon request by the United States, Defendants shall deliver all such records or documents to EPA.

95. Until six years after Certification of Completion of the Work and termination of this Consent Decree, Settling Defendants shall preserve, and shall instruct their contractors and agents to preserve, all documents, records, and information of whatever kind, nature or description relating to the performance of the Work. Upon Certification of Completion of the Work, Settling Defendants shall deliver all such documents, records and information to EPA. EPA may in its sole discretion waive this requirement in whole or in part.

96. Settling Defendants and Paying Settling Defendants each individually hereby certify that they have no knowledge that they have altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to their potential liability with regard to the Site since notification of potential liability by the United States which, for purposes of this provision shall be July 24, 1986.

                                    XXVIII.

                            NOTICES AND SUBMISSIONS

97. Whenever, under the terms of this Consent Decree, written notice is required to be given or a report or other document is required to be sent by one party to another, it shall be directed to the individuals and the addresses specified below, unless those individuals or their successors give written notice of a change to the other Parties. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of the Consent Decree with respect to the United States EPA, and the Settling Defendants, respectively.

As to the United States:

Chief, Environmental Enforcement Section
Environment and Natural Resources Division
Department of Justice
10th & Pennsylvania Avenue, N.W.
Washington, D.C. 20530
Re: DOJ
and

Director, Waste Management Division
United States Environmental
Protection Agency, Region I
JFK Federal Building
Boston, MA 02203

and

EPA RPM Kellogg-Deering Site
Connecticut Section
Waste Management Division
J.F.K. Federal Building
Boston, MA 02203

As to the State:

Kellogg-Deering Project Coordinator
Christine Atkinson
Site Remediation Division
Department of Environmental Protection
165 Capitol Avenue
Hartford, CT 06101 [203-566-5486]

As to the Settling Defendants:

The Defendants' Project Coordinator

As to the Paying Settling Defendants:

Jones, Day Reavis & Pague
599 Lexington Avenue
New York, NY
Attn:  Debra Rothberg

                                     XXIX.

                                EFFECTIVE DATE

98. Except as to Paragraph 9, 10 and 13, 26, 35 and 94 which are effective upon lodging of this Consent Decree with the

Court, the effective date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court.

                                     XXX.

                           RETENTION OF JURISDICTION

99. This Court will retain jurisdiction for the purpose of enabling any of the Parties to apply to the Court at any time for such further order, direction, and relief as may be necessary or appropriate for the construction or modification of this Consent Decree, or to effectuate or enforce compliance with its terms, or to resolve disputes in accordance with Section XXI hereof.

                                     XXXI.

                                  TERMINATION

l00. Upon notice by the United States to the Court that EPA, after opportunity for review and comment by the State, has certified the Work as complete and that Settling Defendants have satisfied their obligations under Section XVIII [Response Costs], Section XXII [Stipulated Penalties], Section XVII [Endangerment and Emergency Response], and Section VIII [Additional Work], this Consent Decree shall terminate upon the motion of any of the Parties. Termination of this Consent Decree shall not affect the Covenants Not to Sue (Sections XXIII and XXV above), including all reservations pertaining to those covenants, shall not affect Section XXIV (Contribution Protection] and shall not affect any continuing obligation of Settling Defendants under Sections V, VI, VII, VIII, X, XI, XV, XIX, XXVI, and XXVII.

                                    XXXII.

                                 MODIFICATION

101. No material modification shall be made to this Consent Decree without written notification to and written approval of the Parties and the Court. The notification required by this Section shall set forth the nature of and reasons for the requested modification. No oral modification of this consent Decree shall be effective. Modifications that do not materially alter the requirements of this Consent Decree may be made upon the written consent of EPA, and of the Settling Defendants' Project coordinator, which consent shall be filed with this Court. Nothing in this Paragraph shall be deemed to alter the Court's power to supervise or modify this Consent Decree; notwithstanding the above, modifications to the SOW or the RD/RA Work Plan shall be made by written agreement between EPA and the Settling Defendants.

                                    XXXIII.

                              COMMUNITY RELATIONS

102. Settling Defendants shall cooperate with EPA in providing information regarding the Work to the public. As requested by EPA, Settling Defendants shall participate in the preparation of such information for dissemination to the public and in public meetings which may be held or sponsored by EPA to explain activities at or relating to the Site. Settling Defendants shall submit a Community Relations Support Plan as a section of every POP in accordance with the SOW which specifies the support to be provided to EPA for community relations.

                                    XXXIV.

                  LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

103. This Consent Decree shall be lodged with the Court for a period of not less than thirty (30) days for public notice and comment in accordance with
Section 122(d)(2) of CERCLA, 42 U.S.C. section 9622(d)(2), and 28 C.F.R.
section 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations which indicate that the Consent Decree is inappropriate, improper, or inadequate. Defendants consent to the entry of this Consent Decree without further notice.

                                     XXXV.

                                  SIGNATORIES

104. Each undersigned representative of a Defendant to this Consent Decree certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind such party to this document.

105. Each Defendant shall identify, -on the attached signature page, the name, address and telephone number of an agent who is authorized to accept service of process by mail on behalf of that party with respect to all matters arising under or relating to this Consent Decree. Defendants hereby agree to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure, including service of a summons, and any applicable local rules of this Court.

106. This Consent Decree may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SO ORDERED THIS          DAY OF                19-.

United States District Judge

THE UNDERSIGNED PARTIES enter into this Consent Decree relating to the Superfund Site.

FOR THE UNITED STATES OF AMERICA

Date:

s/Richard B. Stewart
----------------------------------
Assistant Attorney General
Envirorment and Natural
Resources Division
U.S. Department of Justice
Washington, D.C. 20530

s/Cynthia S. Huber
----------------------------------
Environmental Enforcement Section
Environment and Natural
Resources Division
U.S. Department of Justice
Washington, D.C. 20530

s/Paul Keough
----------------------------------
Acting Regional Administrator,
Region I
U.S. Environmental Protection
Agency

s/Richard N. Palmer
----------------------------------
UNITED STATES ATTORNEY
DISTRICT OF CONNECTICUT
UNITED STATES ATTORNEYS' OFFICE
141 CHURCH STREET
NEW HAVEN, CT 06510

THE UNDERSIGNED PARTY enters into this Consent Decree relating to the Kellogg-Deering Well Field Superfund Site.

FOR EDO Corporation
Date: September 26, 1990

s/Marvin D. Genzer
----------------------------------
Vice President
Agent Authorized to Accept Service on Behalf of EDO:
Name:         Law Department
Title:        EDO Corporation
Address:      14-04 111th Street College Point, NY 11356
Telephone:    (718) 321-4443

THE UNDERSIGNED PARTY enters into this Consent Decree relating to the Kellogg-Deering Well Field Superfund Site.

FOR   Plessey Incorporated
Date:  October 25, 1990

s/Patricia A. Hoffman
----------------------------------
Assistant Secretary
Agent Authorized to Accept Service on Behalf of Plessey Incorporated
Name:          Patricia A. Hoffman
Title:         Assistant Secretary
Address:       5700 W. Touhy Avenue, Chicago, IL 60648
Telephone:     (312) 763-1900 x2227

THE UNDERSIGNED PARTY enters into this Consent Decree relating to the Kellogg-Deering Well Field Superfund Site.

FOR PITNEY BOWES INC.
Date: October 30, 1990

s/John T. Schmidt
----------------------------------
Agent authorized to Accept Service on Behalf of PITNEY BOWES INC.:
Name:          CT Corporation System
Title:
Address:       1 Commercial Plaza, Hartford, Connecticut 06103
Telephone:     (203) 275-8333

                                    -76a -

THE UNDERSIGNED PARTY enters into this Consent Decree relating to the Kellogg-Deering Well Field Superfund Site.

FOR VERNITRON CORPORATION

s/Elliot N. Konopko
----------------------------------
Date:  Nov. 13, 1990
Agent Authorized to Accept Service on Behalf of Vernitron Corporation:
Name:         Elliot N. Konopko
Title:        Secretary and General Counsel
Address:      645 Madison Avenue
New York,     N.Y. 10022
Telephone:    (212) 593-7900